Exhibit 10.1

Director Compensation Summary
(to be effective as of the May 2023 Annual Meeting of the Board of Directors)
At every annual meeting of stockholders at which a non-employee director is elected or re-elected, each such elected or re-elected non-employee director shall receive, (i) an annual award of restricted stock units (RSUs) having a value of $165,000, and (ii) the annual cash retainer(s) set forth below for board membership, committee membership, and board/committee leadership to which such non-employee director is appointed:

	Annual Membership Cash Retainer	Annual Cash Retainer Supplement for Committee Chairmanship
Board of Directors	$105,000	N/A
Audit Committee	$15,000	$25,000
Compensation Committee	$10,000	$20,000
Governance and Nominating Committee	$10,000	$20,000
Investment Committee	$10,000	$20,000

Upon initial appointment to the Board of Directors other than at an annual meeting of stockholders, each such initially appointed non-employee director shall receive, for the period from the appointment through the end of the director service year during which the appointment is made, a pro rata portion of such RSU award and applicable cash retainers.
Upon the appointment of any non-employee director as Chairman of the Board, the non-employee director so appointed shall receive additional annual compensation in the amount of $200,000, of which 50% shall be payable in cash, and 50% shall be payable in RSUs; provided, however, that any non-employee director so appointed other than immediately following the annual meeting of stockholders shall receive a pro rata portion thereof for the period from the appointment through the end of the director service year.
Unless the director's board service is earlier terminated, restricted stock or RSUs awarded to non-employee directors will vest on June 1st following conclusion of the director service year; provided, however, that subject to the terms of applicable award agreements, unvested restricted stock or RSUs held by (i) any non-employee director who is not nominated for or elected to a new term, including for example, due to a reduction in the size of the Board, age precluding a re-nomination, the identification of a new nominee, or the desire to retire at the end of a term, or (ii) any non-employee director who resigns at Quanta’s convenience, including any resignation resulting from the non-employee director’s failure to receive a majority of the votes cast in an election for directors as required by Quanta’s Bylaws, will vest in full on the earlier of (a) June

1st following conclusion of the director service year or (b) the date of such non-employee director’s termination of service.  Subject to the terms of applicable award agreements, RSUs will be settled in shares of Quanta common stock, provided that non-employee directors may elect to settle up to 50% of any RSU award in cash if the non-employee director is in compliance with applicable stock ownership guidelines as of the date of settlement of such RSUs and is expected to continue to be in compliance with applicable stock ownership guidelines immediately following such cash settlement of RSUs.
Each non-employee director shall receive a fee for attendance at each meeting of the Board of Directors or any committee in excess of the number of meetings per director service year specified below as follows:

	Fee for Meetings in Excess of the Following Number Per Service Year:	Physical Meeting	Telephonic Meeting
Board of Directors	9	$2,000	$1,000
Audit Committee	9	$1,000	$500
Compensation Committee	9	$1,000	$500
Governance and Nominating Committee	9	$1,000	$500
Investment Committee	9	$1,000	$500

Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors of Quanta.
Notwithstanding anything herein to the contrary, directors who also are employees of Quanta or any of its subsidiaries do not receive additional compensation for serving as directors.

Adopted March 29, 2023, to be effective May 23, 2023